Exhibit 99.1

Abri SPAC I, Inc.
Announces Pricing of $50 Million Initial Public Offering on NASDAQ

NEW YORK – August 9, 2021 – Abri SPAC I, Inc. (“Abri”) announced today the pricing of its initial public offering of 5,000,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Capital Market (“NASDAQ”) and trade under the ticker symbol “ASPAU” beginning on August 10, 2021. Each unit consists of one share of common stock and one redeemable warrant to purchase one share of common stock at a price of $11.50 per whole share. After the securities comprising the units begin separate trading, the shares of common stock and warrants are expected to be listed on NASDAQ under the symbols “ASPA” and “ASPAW,” respectively. The offering is expected to close on August 12, 2021.

Chardan is acting as sole book-running manager of the offering. Abri has granted the underwriters a 45-day option to purchase up to an additional 750,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 9, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained by contacting Chardan at 17 State Street, 21st Floor, New York, New York 10004, or by calling (646) 465-9001. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

About Abri SPAC I, Inc.

Abri is a blank check company formed for the purpose of effecting a business combination with one or more businesses. Although there is no restriction or limitation on what industry or geographic region its target operates in, Abri intends to pursue prospective targets that provide disruptive technological innovation in a range of traditionally managed industries with particular emphasis on the financial services industry. The proceeds of the offering will be used to fund such business combination.

Cautionary Note Concerning Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of Abri’s initial public offering and search for an initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Abri expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Abri’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Abri Contact:
Nima Montazeri

info@abriadv.com